CONTACT:	Scanner Technologies Corporation, Minneapolis Investor Relations: Alan Woinski, 201-599-8484

SOURCE:	Scanner Technologies Corporation

Scanner Technologies Announces Expected Second Quarter Loss

MINNEAPOLIS – (BUSINESS WIRE) – June 9, 2005 – Scanner Technologies Corporation, headquartered in Minneapolis, Minnesota, (OTCBB:scni) today announced that it expects to report a loss in its second quarter, ending June 30, 2005.

Elwin Beaty, President and CEO of Scanner Technologies, stated, “Due to the continuing softness in the electronics industry for our products, I expect a loss for the second quarter, ending June 30, 2005. At the current level of interest from our customers, I expect this softness to continue for the balance of this year.”

Mr. Beaty further stated, “In an effort to offset reduced revenues from our inspection equipment business, we are continuing to analyze strategic opportunities with respect to our intellectual property. In March 2005, we completed a trial relating to our patent infringement lawsuit against ICOS Vision Systems N.V. and are awaiting the Court’s ruling. Regardless of the outcome at the trial court level, we expect the result will be appealed for further review. Based on the arguments presented at trial, we remain confident of the strength of our intellectual property rights and are reviewing the possibility of licensing our technologies to third parties to provide additional revenues.”

About Scanner Technologies Corporation:

Scanner is a New Mexico corporation that invents, develops and markets vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits. Scanner’s headquarters are located in Minneapolis, Minnesota. The Company has a manufacturing facility in Tempe, Arizona and sells its products through direct sales offices in San Jose, California, Singapore and in key geographical markets, through sales representatives and distributors throughout the world. Scanner’s stock is traded on the Over-The-Counter Bulletin Board under the symbol “SCNI.” For more information please visit www.scannertech.com.

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements which provide current expectations or forecasts of future events. The statement included in this release with respect to the receipt of orders and the shipment of products by year end are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that the purchase orders may be revised or canceled, or that unanticipated delays or problems may arise in the manufacture, testing or installation of the products called for by the orders. Additional risks related to the Company’s business are set forth in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially from expectations created by such forward-looking statement.